Exhibit 99.1

Press Release

Lender Processing Services Commences Cash Tender Offer and Related Consent

Solicitation for Outstanding Senior Notes Due 2016

JACKSONVILLE, Fla. – September 27, 2012 – Lender Processing Services, Inc. (NYSE: LPS), a leading provider of integrated technology and services to the mortgage and real estate industries, announced today that it is commencing a cash tender offer for any and all of the $362 million principal amount outstanding of its 8.125% Senior Notes due 2016 (CUSIP No. 52602EAC6) (the “Notes”). The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated September 27, 2012 (as it may be amended or supplemented from time to time, the “Statement”), and in the related Letter of Transmittal and Consent (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, collectively with the Statement, the “Offer Documents”).

In connection with the tender offer, and on the terms and subject to the conditions set forth in the Offer Documents, the Company is soliciting consents of holders of the Notes to authorize the elimination of most of the restrictive covenants and certain of the events of default contained in the indenture governing the Notes (the “Proposed Amendments”). Holders may not tender their Notes without delivering their consents to the Proposed Amendments and may not deliver consents to the Proposed Amendments without tendering their Notes. The Company is seeking consents to the Proposed Amendments as a single proposal. Accordingly, any consent purporting to consent to the Proposed Amendments only in part will be deemed a valid delivery of consent to all of the Proposed Amendments. The Company intends to use the net proceeds from a proposed $600.0 million debt financing, together with cash on hand, to fund the tender offer and consent solicitation, repay certain other indebtedness of the Company and pay related fees and expenses. Following payment for the Notes accepted pursuant to the terms of the tender offer, the Company currently intends, but is not obligated, to redeem any and all Notes that remain outstanding. The tender offer does not constitute a notice of redemption or an obligation to issue a notice of redemption.

The consent payment deadline is 5:00 p.m., New York City time, on October 11, 2012 (such time and date, as it may be extended, the “Consent Payment Deadline”), and the tender offer will expire at 12:00 midnight, New York City time, on October 25, 2012 (such time and date, as it may be extended, the “Expiration Time”), in each case, unless earlier terminated by the Company. Notes tendered may be withdrawn at any time at or before 5:00 p.m., New York City time, on October 11, 2012 (such time and date, as it may be extended, the “Withdrawal Deadline”) but not thereafter, except as required by law. The Company may extend the Consent Payment Deadline without extending the Withdrawal Deadline.

The total consideration for each $1,000 principal amount of Notes validly tendered at or before the Consent Payment Deadline and purchased pursuant to the tender offer will be $1,044.38, which includes a payment of $30 per $1,000 principal amount of Notes payable only in respect of Notes tendered with consents at or before the Consent Payment Deadline. Holders validly tendering Notes after the Consent Payment Deadline but at or before the Expiration Time will be eligible to receive only the tender offer consideration of $1,014.38 per $1,000 principal amount of Notes. The tender offer consideration is equal to the total consideration less the consent payment. In addition, holders whose Notes are purchased in the tender offer will receive accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, the applicable payment date for the Notes. Tenders of Notes will be accepted only in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof.

The Company has reserved the right, at any time following the Consent Payment Deadline but prior to the Expiration Time (the “Early Acceptance Date”), to accept for purchase all Notes validly tendered and not validly withdrawn on or before the Early Acceptance Date. If the Company elects to exercise this option, the Company will pay the total consideration or tender offer consideration, as the case may be, for the Notes accepted for purchase promptly following the acceptance of Notes for purchase (the date of such payment being referred to as the “Early Payment Date”). The Company expects that the Early Payment Date will be on or about October 12, 2012, subject to satisfaction or waiver of all the conditions to the tender offer and the consent solicitation.

Subject to the terms and conditions of the tender offer being satisfied or waived, the Company will, promptly after the Expiration Time (the “Final Acceptance Date”), accept for purchase all Notes validly tendered at or before the Expiration Time (and not validly withdrawn at or before the Withdrawal Deadline) (or if the Company has exercised its early purchase option as described above, all

Notes validly tendered after the Early Acceptance Date and at or before the Expiration Time). The Company will pay the total consideration or tender offer consideration, as the case may be, for Notes accepted for purchase promptly following the acceptance of Notes for purchase (the date of such payment being referred to as the “Final Payment Date”).

The Company’s obligation to consummate the tender offer is subject to the satisfaction or waiver of certain conditions, which are more fully described in the Statement, including, among others, (i) receipt by the Company of aggregate proceeds of at least $600.0 million from a proposed debt financing on terms satisfactory to the Company, (ii) receipt of the requisite consents to authorize the Proposed Amendments to the indenture (consents in respect of a majority of the outstanding Notes are required for the Proposed Amendments) and (iii) execution and delivery of a supplemental indenture giving effect to the Proposed Amendments.

The tender agent and information agent for the tender offer and consent solicitation is D.F. King & Co., Inc. The sole dealer manager for the tender offer and solicitation agent for the consent solicitation is Wells Fargo Securities, LLC ((866) 309-6316 (toll-free) and (704) 715-8341 (collect)).

The Offer Documents will be distributed to holders of Notes promptly. Holders with questions or who would like additional copies of the offer documents may call the information agent, D.F. King & Co., Inc., at (212) 269-5550 (collect, for banks and brokers) or (800) 829-6551 (toll-free, for all others).

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes. The tender offer and the consent solicitation are being made only pursuant to the Offer Documents that the Company will be distributing to noteholders promptly. Noteholders and investors should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the tender offer and the consent solicitation. None of the Company, the dealer manager and the solicitation agent, the tender agent, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consents in the consent solicitation. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities that may be sold pursuant to the proposed debt financing.

About Lender Processing Services

Lender Processing Services (NYSE: LPS) delivers comprehensive technology solutions and services, as well as powerful data and analytics, to the nation’s top mortgage lenders, servicers and investors. As a proven and trusted partner with deep client relationships, LPS offers the only end-to-end suite of solutions that provides major U.S. banks and many federal government agencies the technology and data needed to support mortgage lending and servicing operations, meet unique regulatory and compliance requirements and mitigate risk.

These integrated solutions support origination, servicing, portfolio retention and default servicing. LPS’ servicing solutions include MSP, the industry’s leading loan-servicing platform, which is used to service approximately 50 percent of all U.S. mortgages by dollar volume. The company also provides proprietary data and analytics for the mortgage, real estate and capital markets industries.

LPS is a Fortune 1000 company headquartered in Jacksonville, Fla., and employs approximately 8,000 professionals. For more information, please visit www.lpsvcs.com.

Cautionary Statement About Forward-Looking Statements –

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical facts, including statements about our beliefs and expectations. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: our ability to successfully consummate the proposed debt financing, the tender offer for the Notes, the related consent solicitation and the redemption of any untendered Notes, and the repayment of certain other indebtedness; our ability to adapt our services to changes in technology or the marketplace; the impact of adverse changes in the level of real estate activity (including among others, loan originations and foreclosures) on demand for certain of our services; our ability to maintain and grow our relationships with our customers; the effects of our substantial leverage on our ability to make acquisitions and invest in our business; the level of scrutiny being placed on participants in the foreclosure process; risks associated with federal and state enforcement proceedings, inquiries and examinations currently underway or that may be commenced in the future with respect to our default management operations, and with civil litigation related to these matters; the impact of continued delays in the foreclosure process on the timing and collectability of our fees for certain of our services; changes to the laws, rules and regulations that regulate our businesses as a result of the current economic and financial environment; changes in general economic, business and political conditions, including changes in the financial markets; the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation; risks associated with protecting information security and privacy; and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

For more information:

Investor contact:	Media contact:
Nancy Murphy	Michelle Kersch
(904) 854-8640	(904) 854-5043
Nancy.Murphy@lpsvcs.com	Michelle.Kersch@lpsvcs.com

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